Exhibit 15.2

Kreit & Chiu CPA LLP

733 Third Avenue, Floor 16, #1014

New York, NY 10017

(949) 326-CPAS (2727)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of Ryde Group Ltd of our report dated April 26, 2024 on the consolidated balance sheet of Ryde Group Ltd. as of December 31, 2023 and the related consolidated statements of operations, changes in shareholders’ equity, and cash flows for the year then ended December 31, 2023, appearing in the Company’s Annual Report on Form 20-F as of and for the year ended December 31, 2025.

/s/ Kreit & Chiu CPA LLP

Los Angeles, California

April 24, 2026

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